Exhibit No. 99

FOR IMMEDIATE RELEASE	NEWS
March 4, 2009	NYSE: NGS

NATURAL GAS SERVICES GROUP ANNOUNCES A 27% INCREASE IN DILUTED EARNINGS PER SHARE TO $1.28 FOR THE YEAR ENDED DECEMBER 31, 2008

41% Increase in Rental Revenue and 18% Increase in Total Revenue for the Year Ended December 31, 2008
28% Increase in EBITDA for the Three Months Ended December 31, 2008
30% Increase Operating Income for the Three Months Ended December 31, 2008

MIDLAND, Texas March 4, 2009 – Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of equipment and services to the natural gas  industry, announces its financial results for the fourth quarter and twelve months ended December 31, 2008.

Natural Gas Services Group Inc. Financial Results:

Revenue: Our total revenue increased from $19.5 million to $22.0 million, or 13%, for the three months ended December 31, 2008, compared to the same period ended December 31, 2007. This increase was primarily the result of a 47% growth in rental revenue.  Total revenues for the comparable twelve months increased 18%, to $85.3 million which was mainly the result of 41% growth in our rental revenue.

Operating income:  We increased our operating income from $5.0 million to $6.5 million, or 30%, for the three months ended December 31, 2008, compared to the same period ended December 31, 2007.  This was a total increase from $18.6 million to $24.6 million, or 32%, for the twelve months ended December 31, 2008 compared to the same period ended December 31, 2007.  Operating income primarily grew from the increase in rental revenue which generates higher margins.  Additionally, operating income was positively affected by greater efficiencies in our field service operations and by an increase in our rental rates.

Net income:  Our net income for the three months ended December 31, 2008, increased 9% to $3.9 million, as compared to net income of $3.6 million for the same period in 2007. Net income for the twelve months of 2008 increased 27% to $15.6 million, when compared to net income of $12.3 million for the same period in 2007.  This increase was mainly the result of increased operating income and lower interest expense on bank debt.

Earnings per share:  Our earnings per diluted share was $0.33 for the three months ending December 31, 2008 as compared to $0.30 for the same 2007 period, a 10% increase.  Comparing the twelve months of 2007 versus 2008, our earnings per diluted share grew from $1.01 to $1.28, or 27%.

EBITDA: We increased EBITDA (see discussion of EBITDA at the end of this release) 28% to $9.3 million for the fourth quarter ended December 31, 2008, versus $7.3 million for the same period in 2007.  EBITDA increased 28% to $34.9 million for the year ended December 31, 2008 versus $27.4 million for the same period ended December 31, 2007.

Rental fleet: As of December 31, 2008, we had 1,730 natural gas compressors in our rental fleet totaling approximately 217,085 horsepower, as compared to 1,353 natural gas compressors totaling approximately 160,733 horsepower at December 31, 2007.  As of December 31, 2008, we had 1,469 natural gas compressors rented compared to 1,194 at December 31, 2007.  The average monthly rental rate per unit increased to approximately $2,900 for December 2008 compared to approximately $2,300 for December 2007.  This increase resulted from the addition of higher than average horsepower units to our rental fleet, corresponding higher rental rates and a general price increase in August, 2008.

Cash flow: At December 31, 2008, we had cash and cash equivalents of approximately $1.1 million, working capital of $31.1 million and total debt of $17.0 million, of which approximately $3.4 million was classified as current. We had positive net cash flow from operating activities of approximately $28.3 million during 2008.

Selected data: The table below shows our revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each of our segments for the years ended December 31, 2008 and 2007.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Year Ended December 31,				Year Ended December 31,
	2007		2008		2007		2008
(dollars in thousands) (unaudited)

Sales	$41,088	56.7%	$41,380	48.5%	$12,964	31.6%	$13,328	32.2%
Rental	30,437	42.0%	42,864	50.2%	18,055	59.3%	26,671	62.2%
Service and maintenance	964	1.3%	1,092	1.3%	364	37.8%	343	31.4%
Total	$72,489		$85,336		$31,383	43.3%	$40,342	47.3%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read  Non-GAAP Financial Measures” in this report.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

(in thousands of dollars)	Three months ended December 31,		Twelve months ended December 31,
	2007	2008	2007	2008
Net income	$3,614	$3,932	$12,278	$15,593
Interest expense	276	224	1,155	742
Provision for income taxes	1,367	2,365	6,455	8,627
Depreciation and amortization	2,022	2,828	7,470	9,925
EBITDA	$7,279	$9,349	$27,358	$34,887
Other operating expenses	1,551	1,468	5,324	5,842
Other expense (income)	(237)	8	(1,299)	(387)
Gross margin	$8,593	$10,825	$31,383	$40,342

We define gross margin as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations.  Depreciation expense is a necessary element of our costs and our ability to generate revenue and selling, general and administrative expense is a necessary cost to support our operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.  As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Wednesday, March 4, 2009 at 9:30 a.m. Central (10:30 a.m. Eastern).  Live via phone once registered at https://secure.confertel.net/tsregister.asp?course=156701.  Registrants will be able to add this conference call to their calendar and should plan to call in at least 5 minutes prior to the start time. Please call (866) 930-4500 should you need assistance.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relation section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing fourth quarter and twelve month 2008 financial results.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Kimberly Huckaba, Investor Relations
(432) 262-2700 Kim.Huckaba@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,
	2007	2008
ASSETS
Current Assets:
Cash and cash equivalents	$245	$1,149
Short-term investments	18,661	2,300
Trade accounts receivable, net of doubtful accounts of $110 and $177, respectively	11,322	11,321
Inventory, net of allowance for obsolescence of $273 and $500, respectively	20,769	31,931
Prepaid income taxes	3,584	244
Prepaid expenses and other	641	87
Total current assets	55,222	47,032

Rental equipment, net of accumulated depreciation of $16,810 and $24,624, respectively	76,025	111,967
Property and equipment, net of accumulated depreciation of $4,792 and $6,065, respectively	8,580	8,973
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $1,145 and $1,198, respectively	3,324	3,020
Other assets	43	19
Total assets	$153,233	$181,050

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt and subordinated notes	$4,378	$3,378
Current portion of line of credit	600	—
Accounts payable	4,072	8,410
Accrued liabilities	3,990	3,987
Current income tax liability	3,525	110
Deferred income	81	38
Total current liabilities	16,646	15,923

Long term debt, less current portion	9,572	6,194
Line of credit, less current portion	—	7,000
Deferred income tax payable	12,635	21,042
Other long term liabilities	—	441
Total liabilities	38,853	50,600

Stockholders’ equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,085 and 12,094 shares issued and outstanding, respectively	121	121
Additional paid-in capital	83,460	83,937
Retained earnings	30,799	46,392
Total stockholders' equity	114,380	130,450
Total liabilities and stockholders' equity	$153,233	$181,050

NATURAL GAS SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except earnings  per share)
(unaudited)

	For the Year Ended December 31,
	2007	2008
Revenue:
Sales, net	$41,088	$41,380
Rental income	30,437	42,864
Service and maintenance income	964	1,092
Total revenue	72,489	85,336
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	28,124	28,052
Cost of rentals, exclusive of depreciation stated separately below	12,382	16,193
Cost of service and maintenance, exclusive of depreciation stated
separately below	600	749
Selling, general and administrative expense	5,324	5,842
Depreciation and amortization	7,470	9,925
Total operating costs and expenses	53,900	60,761

Operating income	18,589	24,575

Other income (expense):
Interest expense	(1,155)	(742)
Other income	1,299	387
Total other income (expense)	144	(355)

Income before provision for income taxes	18,733	24,220

Provision for income taxes:
Current	3,525	220
Deferred	2,930	8,407
Total income tax expense	6,455	8,627

Net income	12,278	15,593

Earnings per common share:
Basic	$1.02	$1.29
Diluted	$1.01	$1.28
Weighted average common shares outstanding:
Basic	12,071	12,090
Diluted	12,114	12,143